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Exhibit 5.1

September 22, 2003

Board of Directors
Precision Castparts Corp.
4650 SW Macadam Avenue, Suite 440
Portland, OR 97201

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel for Precision Castparts Corp., an Oregon corporation (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of up to (i) 10,527,500 shares of the Company's common stock, no par value (together with the attached Series A Preferred Stock Purchase rights, the "Shares"), issuable in connection with the merger of SPS Technologies, Inc., a Pennsylvania corporation ("SPS"), with and into Star Acquisition, LLC, a Pennsylvania limited liability company of which the Company is the sole member ("Merger Sub"), pursuant to the Agreement and Plan of Merger dated as of August 16, 2003, by and among the Company, SPS and Merger Sub (the "Merger Agreement"), and (ii) 2,739,300 of the Shares to be offered for resale by certain shareholders of SPS following the Merger. Terms used but not defined in this opinion have the respective meanings given to them in the Merger Agreement.

        We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

        In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and that before the issuance of any of the Shares:

1.
The Merger Agreement shall have been adopted and approved by the requisite vote of the shareholders of SPS;

2.
All other conditions to the completion of the Merger set forth in the Merger Agreement shall have been satisfied or waived; and

3.
The Shares shall have been appropriately issued and delivered for the consideration contemplated by, and otherwise in conformity with, the Merger Agreement.

        Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        This opinion is furnished solely for the benefit of the Company and may not be filed with or furnished to any individual, entity, association, agency or other person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Act.

Very truly yours,

/s/ Stoel Rives LLP

STOEL RIVES LLP

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  Exhibit 5.1